Exhibit 4.1

CONSENT REGARDING MARKET STANDOFF PROVISION AND WAIVER OF PLACEMENT AGENT FEES

AUGUST 9, 2004

ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Banc of America Securities LLC, Thomas Weisel Partners LLC, Lazard Frères & Co. LLC, and C.E. Unterberg, Towbin LLC are parties to Placement Agency Agreement, dated August 5, 2004 (the “Agreement”). Capitalized terms used herein shall have the meaning set forth in the Agreement.

Pursuant to Section 4.11 of the Agreement, the Company may not, without the prior written consent of Banc of America Securities LLC and Thomas Weisel Partners LLC, sell any shares of its common stock for a period of 60 days (subject to extension of up to 18 additional days), subject to certain exceptions.

Banc of America Securities LLC and Thomas Weisel Partners LLC hereby consent to the offer and sale directly by the Company of up to 250,000 shares of its common stock, at a price of $8.50 per share. Banc of America Securities LLC and Thomas Weisel Partners LLC hereby further consent to the filing with the SEC of a prospectus supplement to the Prospectus dated May 18, 2004 with respect to such offer and sale of such 250,000 shares by the Company; provided that such prospectus supplement does not include the names of any of the Placement Agents therein.

Each of the undersigned agrees that such offer and sale of such 250,000 shares by the Company shall be made without the use of the Placement Agents and such shares shall not be deemed to be Shares sold under the Agreement. Each of the undersigned waives any right to compensation pursuant to Section 1 of the Agreement with respect to such 250,000 shares.

This Consent and Waiver may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

The undersigned hereby acknowledge and agree to this Consent and Waiver by executing a copy of this Consent and Waiver as of the date set forth above.

Banc of America Securities LLC

By:
Its:

Thomas Weisel Partners LLC

By:
Its:

Lazard Frères & Co. LLC

By:
Its:

C.E. Unterberg, Towbin, LLC

By:
Its: